Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust, Inc. of our report dated March 31, 2010, relating to the consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, along with the consolidated financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation, as of December 31, 2009, which appear elsewhere herein.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
October 18, 2010